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                                                                   Exhibit 99.12

VEDDER PRICE                                  VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                                              222 NORTH LASALLE STREET
                                              CHICAGO, ILLINOIS 60601
                                              312-609-7500
                                              FACSIMILE: 312-609-5005

                                              A PARTNERSHIP INCLUDING VEDDER,
                                              PRICE, KAUFMAN & KAMMHOLZ, P.C.
                                              WITH OFFICES IN CHICAGO, NEW YORK
                                              CITY AND LIVINGSTON, NEW JERSEY



                                              [September 29], 2003



Driehaus Mutual Funds
25 East Erie Street
Chicago, IL  60611

      RE: REORGANIZATION OF [DRIEHAUS INTERNATIONAL GROWTH FUND AND DRIEHAUS EUROPEAN OPPORTUNITY FUND / DRIEHAUS ASIA PACIFIC GROWTH FUND] INTO [DRIEHAUS INTERNATIONAL DISCOVERY FUND / DRIEHAUS EMERGING MARKETS GROWTH FUND]

Ladies and Gentlemen:

      You have requested our opinion regarding certain federal income tax consequences of the reorganization (the "REORGANIZATION") by and between Driehaus Mutual Funds, a Delaware statutory trust (the "TRUST"), on behalf of [Driehaus International Discovery Fund / Driehaus Emerging Markets Growth Fund], a separate series of the Trust (the "ACQUIRING FUND"), and [Driehaus International Growth Fund and Driehaus European Opportunity Fund / Driehaus Asia Pacific Growth Fund], [each] a separate series of the Trust ([each a/the] "TARGET FUND"). The Acquiring Fund and Target Fund are referred to herein collectively as the "FUNDS."

      The Reorganization contemplates the transfer of all the assets of the Target Fund to the Acquiring Fund in exchange for voting shares of beneficial interest, no par value per share, of the Acquiring Fund (the "ACQUIRING FUND SHARES") and the assumption by the Acquiring Fund of all the liabilities of the Target Fund. Thereafter, the Acquiring Fund Shares received by the Target Fund will be distributed to the Target Fund shareholders in complete liquidation and termination of the Target Fund. The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of __________, 2003, entered into by the Trust on behalf of each of the Funds (the "PLAN").

      In rendering this opinion, we have reviewed and relied upon statements made to us by certain of your officers. We have also examined certificates of such officers and such other agreements, documents, and corporate records that have been made available to us and such other matters as we have deemed relevant for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.
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[September 29], 2003
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      Our opinion is based, in part, on the assumption that the Reorganization described herein will occur in accordance with the agreements (including the Plan) and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations are accurate as of the date hereof and will be accurate on the effective date of the Reorganization (the "EFFECTIVE TIME").

      For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, including without limitation those certain representations made to us by a duly authorized officer of the Trust on behalf of each of the Funds, in letters dated [September 29], 2003, it is our opinion that for federal income tax purposes:

      1. The transfer by the Target Fund of all of its assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund, followed by the distribution of the Acquiring Fund Shares so received to the Target Fund shareholders in dissolution and complete liquidation of the Target Fund, will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the Acquiring Fund and Target Fund will each be "a party to a reorganization," within the meaning of Section 368(b) of the Code, with respect to the Reorganization.

      2. No gain or loss will be recognized by the Acquiring Fund upon the receipt of the Target Fund assets solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund. (Section 1032(a) of the Code).

      3. No gain or loss will be recognized by the Target Fund upon the transfer of all of its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Target Fund or upon the distribution of the Acquiring Fund Shares to the Target Fund shareholders in exchange for such shareholders' shares of the Target Fund. (Sections 361(a) and (c) and 357(a) of the Code).

      4. No gain or loss will be recognized by the Target Fund's shareholders upon the exchange of all of the Target Fund shares solely for Acquiring Fund Shares pursuant to the Reorganization. (Section 354(a) of the Code).

      5. The aggregate tax basis of the Acquiring Fund Shares received by the Target Fund shareholders pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund shares exchanged therefor. (Section 358(a)(1) of the Code).

      6. The holding period of the Acquiring Fund Shares received by the Target Fund shareholders in the Reorganization will include the holding period during which the shares of the
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Target Fund exchanged therefor were held by such shareholder, provided such
Target Fund shares were held as capital assets at the Effective Time of the Reorganization. (Section 1223(1) of the Code).

      7. The tax basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of such assets when held by the Target Fund immediately before the Reorganization. (Section 362(b) of the Code).

      8. The holding period of the assets of the Target Fund received by the Acquiring Fund will include the period during which such assets were held by the Target Fund. (Section 1223(2) of the Code).

                                      FACTS

      Our opinion is based upon the above referenced representations and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

      The Acquiring Fund and the Target Fund are separate series of the Trust. The Trust has been registered and operated, since it commenced operations, as an open-end, management investment company under the Investment Company Act of 1940. Each of the Target Fund and Acquiring Fund has qualified and will qualify as a regulated investment company under Section 851 of the Code for each of its taxable years (including the Target Fund's last short taxable period ending on the Effective Time), and has distributed and will distribute all or substantially all of its income so that the Funds and their shareholders have been and will be taxed in accordance with Section 852 of the Code. After the Reorganization, the Acquiring Fund intends to continue to so qualify.

      Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, the following will occur: (a) the transfer of all the assets of the Target Fund to the Acquiring Fund solely in exchange for voting shares of beneficial interest of the Acquiring Fund; (b) the assumption by the Acquiring Fund of the liabilities of the Target Fund; and (c) the pro rata distribution of the Acquiring Fund Shares so received by the Target Fund to its shareholders. The assets of the Target Fund to be acquired by the Acquiring Fund consist of all property, including, without limitation, all cash, securities, commodities, interests in futures and dividends or interest receivables, owned by the Target Fund and any deferred or prepaid expenses shown as an asset on the books of the Target Fund.

      As soon as practicable after the Effective Time, the Target Fund will be completely liquidated and will distribute all of the Acquiring Fund Shares it receives pro rata to its shareholders of record in exchange for such shareholders' interests in the Target Fund. Such distribution will be accomplished by opening accounts on the share records of the Acquiring
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Fund in the names of the shareholders of the Target Fund and transferring to those shareholder accounts the pro rata number of Acquiring Fund Shares due each shareholder.

      As a result of the Reorganization, each shareholder of the Target Fund will own Acquiring Fund Shares that will have an aggregate per share net asset value immediately after the Effective Time equal to the aggregate per share net asset value of that shareholder's Target Fund shares immediately prior to the Effective Time. Since Acquiring Fund Shares issued to the shareholders of the Target Fund will be issued at net asset value in exchange for the net assets of the Target Fund having a value equal to the aggregate per share net asset value of those Acquiring Fund Shares so issued, the net asset value of the Acquiring Fund Shares should remain virtually unchanged as a result of the Reorganization.

      In approving the Reorganization, the Board of Trustees of the Trust have identified certain benefits that are likely to result from combining the Funds, including administrative and operating efficiencies. The Board also considered the possible risks and costs of combining the Funds and determined that the Reorganization is in the best interest of the Funds.

                                   CONCLUSION

      Based on the foregoing, it is our opinion that the transfer of all of the assets of the Target Fund, pursuant to the Plan, in exchange for voting shares of beneficial interest of the Acquiring Fund and the assumption by the Acquiring Fund of the Target Fund's liabilities will qualify as a reorganization under
Section 368(a)(1) of the Code.

      The opinions set forth above with respect to (i) the nonrecognition of gain or loss to the Target Fund and the Acquiring Fund, (ii) the basis and holding period of the assets received by the Acquiring Fund, (iii) the nonrecognition of gain or loss to the Target Fund's shareholders upon the receipt of the Acquiring Fund Shares, and (iv) the basis and holding period of the Acquiring Fund Shares received by the Target Fund shareholders, follow as a matter of law from the opinion that the transfers under the Plan will qualify as a reorganization under Section 368(a)(1) of the Code.

      The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the position of the Internal Revenue Service (the "Service") reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein.
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      Our opinion is limited to those federal income tax issues specifically considered herein and is addressed to and is only for the benefit of the Trust. We do not express any opinion as to any other federal income tax issues, or any state, local or foreign tax law issues, arising from the transactions contemplated in the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

      We consent to the filing of this opinion as an Exhibit to the Registration Statement on Form N-14 (File No. ____________) relating to the Reorganization.

                                               Very truly yours,



                                               VEDDER, PRICE, KAUFMAN & KAMMHOLZ